Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Unsecured Notes	$400,000,000.00	$42,800.00

PROSPECTUS	Pricing Supplement Number: 4483
Dated March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated November 8, 2006
Dated March 29, 2006	Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES

(Senior Unsecured Fixed Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	November 8, 2006
Settlement Date (Original Issue Date):	November 15, 2006
Maturity Date:	November 15, 2011
Principal Amount:	US$ 400,000,000
Price to Public (Issue Price):	100.00%
Agents Commission:	0.25%
All-in Price:	99.75%
Interest Rate Per Annum	5.50%
Re-Offer Yield:	5.50%
Net Proceeds to Issuer:	US$ 399,000,000
Interest Payment Dates:	Semi-annually on the 15th day of each May and November of each year, commencing on May 15, 2007 and ending on the Maturity Date or date of earlier redemption. (See "Additional Terms, Interest" below)
Initial Redemption Date:	November 15, 2008 (See "Additional Terms, Optional Redemption" below)

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Filed Pursuant to Rule 424(b)(3)
Dated November 8, 2006
Registration Statement No. 333-132807

Day Count Convention:	30/360
Denominations:	Minimum of $1000 and in increments of $1000
Redemption Dates:	November 15, 2008 and at each Interest Payment Date thereafter, upon not less than 30 nor more than 60 days calendar notice
Put Dates (if any):	Not Applicable
Put Notice Period:	Not Applicable
Listing:	None
CUSIP:	36962GZ56
ISIN:	US36962GZ565
Common Code:

Investing in the Notes involves risks. See "Risks of Foreign Currency Notes and Indexed Notes" on page 2 of the accompanying prospectus supplement and "Risk Factors" on page 2 of the accompanying prospectus.

Additional Terms:

Interest:

Interest on the Notes will accrue from and including November 15, 2006 and will be payable in U.S. Dollars semi-annually on each May 15th and November 15th, commencing on May 15, 2007 and ending on the Maturity Date or date of earlier redemption (each, an "Interest Payment Date"). Thereafter, interest will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest Payment Date, date of earlier redemption or the Maturity Date falls on a day other than a Business Day, principal and/or interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date, date of earlier redemption or Maturity Date to such next succeeding Business Day.

Optional Redemption:

The Company may at its option elect to redeem the Notes in whole or in part, at any Interest Payment Date on or after November 15, 2008, upon not less than 30 nor more than 60 calendar days notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

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Filed Pursuant to Rule 424(b)(3)
Dated November 8, 2006
Registration Statement No. 333-132807

Plan of Distribution:

The Notes are being purchased by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), as principal, at the Issue Price of 100.000% of the aggregate principal amount less an underwriting discount equal to 0.25% of the principal amount of the Notes. The Notes may be resold by sales agents which shall receive a combined selling and re-allowance commission equal to 0.25% of the principal amount of Notes resold.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

At September 30, 2006, the Issuer had outstanding indebtedness totaling $398.803 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2006, excluding subordinated notes payable after one year, was equal to $394.061 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Nine Months ended September 30,
2001	2002	2003	2004	2005	2006
1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Issuer believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.